EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Beacon Power Corporation

978-694-9121

James Spiezio

spiezio@beaconpower.com

Gene Hunt

hunt@beaconpower.com

BEACON POWER AWARDED CONTRACT BY DEPARTMENT OF ENERGY TO DESIGN LARGE-SCALE FLYWHEEL-BASED FREQUENCY REGULATION POWER PLANT

WILMINGTON, Mass., September 5, 2006 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable, reliable and efficient electricity grid operation, announced that it has been awarded a contract from the U.S. Department of Energy (DOE), to be administered by Sandia National Laboratories, to design a 20-megawatt Smart Energy Matrix frequency regulation power plant. This project directly supports Beacon’s plan to develop commercial-scale flywheel-based frequency regulation facilities in the U.S., beginning in 2007. The contract, valued at $752,500 over a 12-month time period, will provide funding for a portion of Beacon’s expected development costs.

Under the contract, Beacon will develop a design specification package for a 20-megawatt flywheel-based frequency regulation power plant; complete a comparison study contrasting the features, costs and benefits of flywheel regulation versus conventional technology solutions; perform an analysis to optimize the unique performance advantages of flywheels in providing frequency regulation; determine the comparative advantages of plant sizes between one and 40 megawatts; and identify, study and rank potential plant locations.

“We’re extremely pleased to receive this contract award from the Department of Energy and to undertake this groundbreaking work under the technical guidance of Sandia National Laboratories,” said Bill Capp, Beacon president and CEO. “The DOE continues to be a strong and effective force in helping to bring the benefits of flywheel technology to our national electricity grid, as they have supported our Smart Energy Matrix demonstration systems in California and New York. This new project is the next significant step in Beacon’s strategic plan, and it will bring us closer to our goal to design, construct, own and operate the world’s first megawatt-level flywheel-based frequency regulation power plant.”

According to Chet Lyons, Beacon director of marketing and sales, “Another benefit of this project is that it will broaden the understanding of the substantial economic and technical performance advantages of large-scale flywheel energy storage for frequency regulation. We anticipate that this will help us extend our marketing reach to grid operators on a global basis.”

Dr. Imre Gyuk, DOE’s program manager for Energy Storage Research, commented: “DOE has been pleased to be a partner with the California Energy Commission and the New York State Energy Research and Development Authority in the development and field testing of two scale-power Beacon flywheel systems. The success of these prototypes gives us confidence that a 20-megawatt system comprising 200 next-generation Beacon flywheels could effectively provide the U.S. grid with a new and more efficient technology solution for frequency regulation.”

About Sandia

Sandia is a multi-program laboratory operated by Sandia Corporation, a Lockheed Martin company, for the U.S. Department of Energy’s National Nuclear Security Administration. Sandia has major R&D responsibilities in national security, energy and environmental technologies, and economic competitiveness.

About Beacon Power

Beacon Power Corporation designs and develops advanced products and services to support stable, reliable and efficient electricity grid operation. The Company’s primary business strategy is to commercialize its patented flywheel energy storage technology to perform frequency regulation services on the grid. Beacon’s Smart Energy Matrix, now being demonstrated on a scale-power level in two states, is a prototype for a non-polluting, megawatt-level, utility-grade flywheel-based solution that would provide sustainable frequency regulation services. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product or supplying frequency regulation services on a commercial basis; limited commercial contracts for sales to date; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate, and the different electrical grid characteristics and requirements of any foreign countries into which Beacon hopes to sell or operate, including the uncertainty of enforcing contracts, the different market structures, and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources, especially from companies that are already in the frequency regulation market; possible government regulation that would impede the ability to market products or services or affect market size; the complexity and other challenges of arranging project finance and resources for one or more frequency regulation power plants; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; retaining key executives and the possible need in the future to hire and retain key executives; the recent volatility in the stock price of companies operating in the same sector. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.